Veralto Corporation September 25, 2025 Kim Chainey Offer Letter Dear Kim: Congratulations! I am delighted to extend you an offer of employment with Veralto Corporation (the “Company”). We look forward to welcoming you to our dynamic team. As we discussed, your position would be Senior Vice President and Chief Legal Officer, reporting to Jennifer Honeycutt, President and CEO, Veralto. Please allow this letter to serve as documentation of the offer extended to you. Start Date: Your start date will be December 1, 2025. Base Salary: Your base salary will be paid at the annual rate of $600,000, subject to periodic review, and payable in accordance with the Company's usual payroll practices. Incentive Compensation: You are eligible to participate in the Executive Officer Incentive Compensation Plan (ICP) with a target bonus of 75% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. Associates who commence employment on or after October 1 of the calendar year in which they commence employment will not be eligible for ICP bonus for that calendar year. Associates who commence employment prior to October 1 of the calendar year in which they commence employment will be eligible for an ICP bonus on a pro-rated basis. Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. We will provide further information about our various benefit programs in a separate document. Vacation/ Paid Time Off: You will be eligible to participate in our unlimited “permissive” Paid Time Off program, allowing you to take time off when needed, with approval, without a set number of days. Equity Award Program. You will be eligible to participate in Veralto’s annual equity program. As such, a recommendation will be considered and acted upon as appropriate following commencement of your employment generally in March with respect to annual awards. The target value of this grant will be $1,000,000, with March 1, 2026 as the next target award date. The grant will consist of 25% stock options and 25% RSUs, each vesting 50% on each of the third and fourth anniversaries of the grant date; and 50% PSUs on a 3-year performance cycle from grant date, vesting after the 3rd year of the performance period. We expect the target level of future grants to be at the same or similar levels, however, target levels year-to- year, equity vehicle, vesting, and participation are not guaranteed and may fluctuate. Additionally, all grant recommendations and awards are based on both individual and company performance, subject to Board approval and governed solely by the terms and conditions set forth in Veralto Corporation 2023 Omnibus Exhibit 10.1

Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. New Hire Equity Award. A recommendation will be made to grant you a new hire equity award. This recommendation will be considered and action upon as appropriate following commencement of your employment, with March 1, 2026 as the target award date and a target award value of $3, 5 00,000, consisting of: $2,000,000 in RSU’s vesting over 3-years at 33% per year (1, 2, 3), and $1,500,000 in RSU’s vesting 50% in year 3 and year 4. Any equity awards set forth above will be governed solely by the terms and conditions set forth in Veralto's 2023 Omnibus Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. Unless Veralto determines otherwise, the following methodology in connection with this equity awards will be used: • The target award value of any grant(s) may be split between stock options, RSUs, and PSUs. • The target award value attributable to stock options will be converted into a specific number of options based on a Black Scholes valuation methodology. • The target award value attributable to RSUs and PSUs will be converted into a specific number of RSUs using the closing price of Veralto's common stock on the grant date. Veralto cannot guarantee that any equity award granted to you will ultimately have any particular value, or any value. Signing Bonus: The Company will provide you a signing bonus equal to $400,000 that is payable in the first normal payroll date following the commencement of your employment with the Company. Payment of this bonus is conditioned on your execution of the Signing Bonus Repayment Agreement. We will provide the agreement in a separate document. Supplemental Retirement/Deferred Compensation Benefit: You will be eligible to participate in Veralto's executive supplemental retirement/deferred compensation program. This program is a nonqualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the applicable plan documents. Additional information on the program will be provided to you by Fidelity after you join the Company. At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice. Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, and your execution and return of the following documents no later than the date stated in the acknowledgment below. These documents will be sent to you under separate cover. • Agreement Regarding Competition and the Protection of Proprietary Interests • Certification of Veralto Corporation Code of Conduct • Certification of Compliance of Obligations to Prior Employers • Signing Bonus Repayment Agreement Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me. Sincerely yours, /s/ Jennifer Honeycutt Jennifer Honeycutt President and CEO, Veralto

Acknowledgement Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed Agreement Regarding Competition and the Protection of Proprietary Interests, Certification of Veralto Corporate Code of Conduct, Certification of Compliance of Obligations to Prior Employers, Relocation Payment Agreement, and Signing Bonus Repayment Agreement no later than September 29, 2025. /s/ Kimberly Y. Chainey Kimberly Y. Chainey October 5, 2025 Date